Exhibit 99.1
For Immediate Release

HAMPDEN BANCORP, INC. REPORTS YEAR END RESULTS, ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS, AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. July 29, 2008. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2008.

Net income for the three months ended June 30, 2008 was $191,000, or $0.03 per fully diluted share, as compared to $658,000 for the same period in 2007. This decrease in net income was primarily the result of an increase in the provision for loan losses of $347,000 for the three months ended June 30, 2008. The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, growth in the loan portfolio, and general economic conditions. For the three month period ended June 30, 2008, net interest income increased by $245,000 compared to the three month period ended June 30, 2007. Non-interest income, including gains on sales of securities and loans, net, decreased by $124,000 compared to the three month period ended June 30, 2007. For the three months ended June 30, 2008, non-interest expense increased $304,000 compared to the three months ended June 30, 2007, which was primarily due to an increase in salary and employee benefit expenses, including expenses for the equity incentive plan of $252,000.

Net income was $1.2 million, or $0.16 per fully diluted share, for the twelve month period ended June 30, 2008 as compared to a net loss of $1.5 million for the twelve month period ended June 30, 2007. The reason for the net loss for the twelve month period in 2007 was the funding of the Hampden Bank Charitable Foundation. There was an increase in net interest income for the twelve months ended June 30, 2008 of $2.4 million, or 20.2%, to $14.5 million from $11.9 million for the same period in 2007.  For the twelve months ended June 30, 2008 the provision for loan losses increased $529,000 compared to the twelve months ending June 30, 2007 due to increases in loan delinquencies, increases in non-accrual loans, growth in the loan portfolio, and general economic conditions. For the twelve months ended June 30, 2008, non-interest expense increased $2.3 million compared to the twelve months ended June 30, 2007 without the contribution to the foundation, which increase was primarily the result of increased costs for salaries and employee benefits and those associated with operating as a public organization.

The Company’s total assets increased by $19.9 million, or 3.8%, from $523.9 million at June 30, 2007 to $543.8 million at June 30, 2008. Net loans, including loans held for sale, increased $31.2 million, or 9.5%, to $360.8 million at June 30, 2008. Also, federal funds sold and other short-term investments increased by $15.0 million, or 111.7%, to $28.5 million at June 30, 2008. A partial offset to these increases was a decrease in securities available for sale of $25.3 million, or 16.9%, to $123.9 million at June 30, 2008.

Non-accrual loans totaled $4.8 million, or 0.89% of total assets, at June 30, 2008 compared to $3.6 million, or 0.68% of total assets, at June 30, 2007. The increase of $1.2 million in non-accrual loans was mainly attributable to an increase in commercial real estate non-accrual loans of $919,000. Management believes that these loans are adequately secured. While non-accrual loans have increased during the period, our loan portfolio has not been affected by loans to sub-prime borrowers since the Company has not historically originated loans to these customers.

Deposits increased $4.1 million, or 1.3%, to $331.4 million at June 30, 2008 from $327.3 million at June 30, 2007. The increase in certificates of deposit of $7.8 million was partially offset by decreases in NOW accounts of $2.4 million, decreases in demand accounts of $444,000, decreases in money market accounts of $408,000, and decreases in savings accounts of $404,000 from June 30, 2007 to June 30, 2008.  In addition, there were $50.6 million of certificates of deposit that matured starting August 15, 2007 and ending on September 30, 2007. These maturing certificates of deposit were five year certificates of deposit that the Company offered as a special promotion from August 15, 2002 to September 30, 2002. In anticipation of this potential cash out-flow, the Company had approximately $20.0 million of government-sponsored enterprise obligations maturing during this time.

         Short-term borrowings, including repurchase agreements, decreased $714,000, or 5.1%, to $13.2 million at June 30, 2008 from $13.9 million at June 30, 2007. Long-term debt increased $20.2 million, or 26.7%, to $95.5 million at June 30, 2008 from $75.3 million at June 30, 2007.

As previously announced, the Company completed the stock repurchase of 317,996 shares of Company stock, at an average price of $10.95 per share, in the third and fourth quarters of fiscal 2008 to fund part of the Equity Incentive Program approved by shareholders in January 2008, resulting in an overall decrease in stockholders’ equity of $1.6 million, to $100.4 million at June 30, 2008, compared to $102.0 million at June 30, 2007. Our ratio of capital to total assets decreased to 18.5% as of June 30, 2008, from 19.5% as of June 30, 2007.

According to Thomas R. Burton, President and CEO, “Net interest income, non interest income and loan growth all had a positive impact on the financial performance of the Company.  However, the improvement in financial performance was offset by an increase in the provision for loan losses, a result of the difficult financial situation many of our customers are experiencing.  These difficulties are evidenced by a moderate increase in delinquent and non performing loans at June 30, 2008, as compared to other periods.”

The Company announced that its 2008 annual meeting of shareholders will be held on Thursday, November 6, 2008 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA. The record date for shareholders entitled to vote at the meeting will be September 17, 2008.

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on August 28, 2008, to shareholders of record at the close of business on August 13, 2008.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has eight office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. The Bank expects to open its second branch in Longmeadow, which will be its ninth branch, in November 2008. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

			At June 30,
			2008	2007
Selected Financial Condition Data:			(unaudited)
			(In Thousands)
Total assets			$543,832	$523,937
Loans, net (a)			360,773	329,538
Securities			123,892	149,147
Deposits			331,441	327,341
Short-term borrowings, including repurchase agreements			13,223	13,937
Long-term debt			95,477	75,334
Total Stockholders' Equity			100,448	102,018

(a) Includes loans held for sale of $895,000 at June 30, 2008, and $464,000 at June 30, 2007.

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$6,904	$7,097	$28,824	$27,534
Interest expense	3,305	3,743	14,340	15,481
Net interest income	3,599	3,354	14,484	12,053
Provision for loan losses	377	30	651	122
Net interest income after provision for loan losses	3,222	3,324	13,833	11,931
Non-interest income	687	697	2,291	1,755
Gain on sales of securities and loans, net	16	130	143	208
Non-interest expense (a)	3,656	3,352	14,082	15,616
Income (loss) before income tax expense	269	799	2,185	(1,722)
Income tax expense (benefit) (b)	78	141	1,015	(267)
Net income (loss)	$191	$658	$1,170	$(1,455)

Basic earnings per share	$0.03	$0.09	$0.16	N/A (c)
Basic weighted average shares outstanding	7,052,540	7,313,889	7,273,069	N/A (c)

Diluted earnings per share	$0.03	$0.09	$0.16	N/A (c)
Diluted weighted average shares outstanding	7,087,389	7,313,889	7,283,701	N/A (c)

(a) Includes the contribution to the Hampden Bank Charitable Foundation in the amount of $3.8 million for the twelve months ended June 30, 2007.
(b) Includes a tax benefit of approximately $827,000 due to the donation to the Hampden Bank Charitable Foundation for the twelve months ended June 30, 2007. Also includes a $350,000 increase in the Company's valuation reserve against the deferred tax asset set up for the utilization of the charitable contribution deduction carry-forward generated by the establishment of the Hampden Bank Charitable Foundation for the twelve months ended June 30, 2008.
(c) Earnings per common share are not presented as Hampden Bancorp Inc.'s initial public offering was completed on
January 16, 2007; therefore per share results would not be meaningful.

			At June 30,
			2008	2007
Selected Ratios:			(unaudited)

Non-performing loans to total loans			1.34%	1.08%
Non-performing assets to total assets			0.89%	0.68%
Allowance for loan losses to non-performing loans			71.56%	78.91%
Allowance for loan losses to total loans			0.96%	0.85%